Exhibit 99.1

CSP Inc. REPORTS FISCAL 2021 THIRD QUARTER RESULTS

Continued Year-over-Year Gross Margin Improvement Validates Business Strategy

LOWELL, Mass., August 11, 2021 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, reported financial and operating results for the fiscal 2021 third quarter ended June 30, 2021 and provided a business update.

Third Quarter Operating Highlights and Recent Achievements

●	Signed new multi-million-dollar cloud-based customer with a potential for up to 10,000 users
●	Continue to on board ARIA ADR customers, demonstrating the successful integration with the MSP business; Received purchase orders from three new customers; more than two dozen targets currently evaluating ARIA proposals
●	Continued positive impact of a favorable revenue mix led to a gross margin improvement compared to the year-ago fiscal third quarter.
●	Received numerous industry accolades:
o	CRN®, a brand of The Channel Company, named CSPi Technology Solutions to its 2021 Managed Service Provider (MSP) 500 list in the Security 100 category. The list, released annually, recognizes the leading North American solution providers that have demonstrated innovative and forward-thinking approaches to managed services
o	Two ARIA SDS applications for automated cyber-attack detection and response won the following awards from Cyber Defense Magazine (CDM), the industry’s leading electronic information security magazine: Cutting Edge in Advanced Persistent Threat Detection and Response and Most Innovative in Network Security and Management
●	Solid balance sheet provides resources for Company to pursue growth strategy

“Our Technology Solutions (TS) business delivered another exceptional quarter, generating significant momentum and securing a multi-million-dollar cloud-based contract that will deliver meaningful results for many years,” commented Victor Dellovo, Chief Executive Officer.  “Despite TS having one of its best quarters ever, realizing continued revenue growth from larger and new customers, its solid execution was offset by the performance of the High Performance Product (HPP) business.   Nevertheless, we have great faith in the HPP business due to the emergence of our award-winning ARIA platform. It continued to garner tremendous interest and we currently have over two dozen leads in the sales funnel, including from several of our TS-based clients, with over 30% of these in the latter stages.”

“During the quarter, we successfully integrated ARIA ADR with managed services, an important development that validates the cross-over revenue opportunities. In fact, we expect this to help propel the HPP business in fiscal 2022 and beyond, giving CSPi two best-in-class businesses capable of growing their revenue and profits. As the economy and our customers move forward and return to a more normalized business environment, we remain cautiously optimistic and continue to capitalize on those business opportunities that strengthen our long-term growth and profit ambitions.”

Fiscal Year 2021 Third Quarter Results

Revenue for the fiscal third quarter was $13.7 million, compared to $13.8 million in the year-ago fiscal third quarter as the Company continues to navigate the impact of COVID-19.

Gross profit for the fiscal third quarter was $4.2 million, or 30.7% of sales, compared with $4.2 million, or 30.4% of sales, in the year-ago fiscal third quarter. This is the seventh consecutive quarter of year-over-year gross margin improvement as the Company is focused on selling higher margin products and services. The Company reported a net loss of $0.4 million in the third fiscal quarter, or $0.10 loss per share, compared with a net loss of $0.2 million, or $0.05 loss per share for the third quarter of fiscal 2020.

The Company had cash and cash equivalents of $19.7 million as of June 30, 2021, an increase of approximately $0.4 million from September 30, 2020.

Exhibit 99.1

Fiscal Year 2021 Nine Month Results

Revenue for the fiscal nine months ended June 30, 2021 was $39.2 million compared with revenue of $47.5 million in the prior year period. Gross profit for the fiscal nine months ended June 30, 2021 was $12.0 million, or 30.7% of sales, compared with $12.7 million, or 26.7% of sales, reflecting a more favorable product mix. The Company reported a net loss of $0.1 million in the fiscal nine months ended June 30, 2021, or $0.03 loss per share compared with a net loss of $1.5 million, or $0.37 loss per share for the fiscal nine months ended June 30, 2020. The 2021 nine month results include a gain on forgiveness of debt of the Paycheck Protection Plan SBA Loans at the TS and HPP segment totaling $2.2 million, which was established as part of the CARES Act loan and recognized in fiscal 2021 first quarter.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 877-876-9174 or 785-424-1669 877-876-9174, 785-424-1669 and using the conference ID: CSPQ321 when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G drop less packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, in addition, we just launched ARIA CloudADR to help provide organizations with COVID-19 tightened budgets, a lower entry cost solution to help protect against cybersecurity threats. As such, we believe we have a substantial opportunity ahead of us as our fiscal year unfolds, we continue to weather the COVID-19 impacts, and with a solid balance sheet we believe we have the resources to manage the business and are positioned to execute our operating strategies when our target customers are able to introduce new solutions into their operations.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2021	September 30, 2020
	(Unaudited)
Assets
Current assets:
Cash and short-term investments	$19,653	$19,264
Accounts receivable, net	16,301	13,362
Inventories	5,177	5,285
Other current assets	4,632	3,678
Total current assets	45,763	41,589
Property, equipment and improvements, net	842	1,047
Operating lease right-of-use assets	1,523	2,014
Long-term receivable	8,117	3,642
Other assets	4,311	5,353
Total assets	$60,556	$53,645

Liabilities and Shareholders’ Equity
Current liabilities	$16,414	$12,977
Pension and retirement plans	6,423	6,471
Operating lease liabilities	939	1,390
Notes Payable	954	2,485
Other non-current liabilities	5,173	788
Shareholders’ equity	30,653	29,534
Total liabilities and shareholders’ equity	$60,556	$53,645

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Nine months ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Sales:
Product	$10,142	$10,399	$29,526	$37,104
Services	3,579	3,381	9,671	10,417
Total sales	13,721	13,780	39,197	47,521

Cost of sales:
Product	8,176	8,600	23,678	31,237
Services	1,316	956	3,544	3,546
Total cost of sales	9,492	9,556	27,222	34,783

Gross profit	4,229	4,224	11,975	12,738

Operating expenses:
Engineering and development	700	693	2,191	2,081
Selling, general and administrative	3,886	3,924	10,799	11,595
Total operating expenses	4,586	4,617	12,990	13,676

Operating loss	(357)	(393)	(1,015)	(938)

Other income (expense), net	(31)	193	1,764	565

Income (loss) before income taxes	(388)	(200)	749	(373)

Income tax expense	35	10	868	1,109

Net loss	(423)	(210)	(119)	(1,482)
Net loss attributable to common stockholders	$(423)	$(210)	$(119)	$(1,482)

Net loss per share – basic	$(0.10)	$(0.05)	$(0.03)	$(0.37)
Weighted average shares outstanding – basic	4,179	4,048	4,137	4,015

Net loss per share – diluted	$(0.10)	$(0.05)	$(0.03)	$(0.37)
Weighted average shares outstanding – diluted	4,179	4,048	4,137	4,015